Exhibit 99.1

Magnetek Announces Fiscal 2010 Second Quarter Results

  Net sales for Q2 FY 2010 increased 8% sequentially to $19.2 million from Q1 of FY 2010.
  Q2 FY 2010 operating loss reduced to $0.8 million from $1.3 million in Q1 of FY 2010.
  Cash balances increased to $16.7 million as of December 27, 2009 from $16.0 million at September 27, 2009. Q2 FY 2010 cash provided by continuing operations (excluding pension contributions) was $4.3 million.
  Q2 FY 2010 book-to-bill ratio reaches 146%, including $11 million order for wind power inverters.

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--February 5, 2010--Magnetek, Inc. (“Magnetek” or “the Company”) (NYSE: MAG) today reported the results of its fiscal 2010 second quarter ended December 27, 2009.

Second Quarter Results

In its fiscal 2010 second quarter Magnetek recorded revenue of $19.2 million, an 8% sequential increase from the first quarter of fiscal 2010, but a 28% decrease from the second quarter fiscal 2009 sales of $26.8 million. The sequential increase in sales from the Company’s first quarter sales was due primarily to higher sales of products for material handling applications, which increased sequentially $1.7 million to $12.6 million. The prior year second quarter sales figure includes $19.7 million of sales of products for material handling applications, which represented the peak sales period of the economic cycle for the Company.

Commenting on the results, Peter McCormick, Magnetek’s president and chief executive officer, said: “We saw several encouraging signs in our business during the second fiscal quarter. Our second quarter sales increased by $1.4 million, or 8%, over first quarter sales. The volume increase, together with the accelerating impact of cost reduction actions taken throughout the economic downturn, resulted in an improvement in our operating results of $0.5 million in the second quarter over first quarter levels. Our backlog at the end of the second quarter was over $20 million, which includes an $11 million order we received in October for wind power inverters. In addition, our cash balances increased by $0.7 million during the second quarter to nearly $17 million. In summary, strong execution of our business initiatives during the second quarter resulted in higher sales, improved operating results and increased liquidity.”

Gross profit amounted to $5.9 million (31% of sales) in the second quarter of fiscal 2010 versus $9.4 million (35% of sales) in the same period a year ago. Lower sales volume across most major product lines, which was partially offset by savings from cost reduction actions implemented over the past nine months, was primarily responsible for the decrease in gross margin over the prior year second quarter.

Total operating expenses, consisting of research and development (R&D), pension expense and selling, general and administrative (SG&A) costs, decreased $0.8 million to $6.6 million in the second quarter of fiscal 2010 from the prior-year period. Current year second quarter operating expenses were impacted by significantly higher pension expense, which increased to more than $2.0 million in the second quarter of fiscal 2010 from $0.8 million in the prior year second quarter. Fiscal 2009 second quarter operating expenses include non-recurring separation charges of $0.9 million related to senior management reorganization. Absent the increase in pension expense in the current year, and the separation charges in the prior year, operating expenses decreased approximately $1.2 million, due primarily to cost reduction actions implemented by management.

In response to lower levels of sales throughout the economic downturn, the Company has reduced its workforce by nearly 60 positions, approximately 16% of its workforce, and implemented a wage and salary freeze that is expected to remain in place throughout fiscal 2010. More recently, the Company has taken actions to temporarily suspend its 401(k) plan matching contributions and also has changed the method of payment of the Company’s incentive compensation plan for fiscal 2010 from cash payments to payment in Company common stock in an effort to preserve cash. In addition, Company management continues to look for further actions to improve processes and production efficiency, as well as reduce the Company’s fixed cost structure.

The Company recorded a loss from continuing operations in the second quarter of fiscal 2010 of $0.9 million, or a $.03 loss per share versus income from continuing operations of $1.3 million, or $.04 earnings per share for the fiscal 2009 second quarter.

Including results of discontinued operations, the Company recorded a net loss of $1.2 million or a $.04 loss per share in the second quarter of fiscal 2010 versus net income of $1.9 million or $.06 per share in the second quarter of fiscal 2009. The Company’s prior year second quarter income from discontinued operations of $0.7 million included a gain of $0.5 million related to a May 2007 settlement agreement between the Company and Federal-Mogul Corporation.

Cash balances increased by $0.7 million during the second quarter of fiscal 2010 to $16.7 million at December 27, 2009, due mainly to lower working capital requirements, partially offset by second quarter cash contributions of $2.6 million to the Company’s defined benefit pension plan.

Operations and Outlook

Total bookings for the second quarter of fiscal 2010 were $28.1 million, resulting in a book-to-bill ratio for the quarter of 146%. Total company order backlog was $20.4 million at December 27, 2009, an increase of $9.7 million over the September 2009 backlog of $10.7 million. During the second quarter, the Company announced it received a follow-on production order for wind power inverters valued at $11.0 million, scheduled to be delivered through November 2010. The Company’s modular utility-scale wind power inverters regulate and transform DC power generated by wind turbines into utility-grade AC power, which is distributed to the power transmission grid.

Subsequent to the end of the second quarter, the Company announced that it received an initial production order valued at nearly $1.5 million for its newly designed utility-scale liquid cooled wind inverter. Delivery of the inverters is scheduled to be completed by the end of June, 2010, the end of the Company’s fiscal year.

“While we believe we have seen the cyclical bottom in our business, it remains very difficult to predict how robust the overall economic recovery will be, and more specifically, how that will impact our served markets,” said Mr. McCormick. “Market conditions appear to be improving in renewable energy and, to a lesser extent in material handling; however we have also seen recent indicators of softening in the elevator and mining markets. Despite these mixed signals, we expect our sales for the third quarter to increase sequentially from the second quarter. In addition, our current outlook projects improving quarterly trends for the remainder of the fiscal year,” concluded Mr. McCormick.

The Company expects sales for the third quarter of fiscal 2010 to reflect a sequential increase from the current year second quarter sales of $19.2 million, due mainly to scheduled deliveries of wind power inverters during the third quarter, partially offset by lower sales of products for material handling applications. Historically the Company’s third fiscal quarter has been seasonally slower from a sales standpoint, particularly in material handling. Gross margins in the third quarter of fiscal 2010 are expected to be near the Company’s historical 30% target.

Operating expenses in the third quarter of fiscal 2010 are expected to remain relatively flat with the second quarter. Compared to the prior year third quarter, operating expenses are expected to increase, mainly due to higher pension expense, which is expected to increase approximately $1.2 million quarterly on a year-over-year basis for the remainder of fiscal 2010. The increase is due mainly to lower pension plan asset values resulting from lower than expected returns on assets experienced during fiscal 2009. Pension expense for fiscal 2010 is measured using asset and liability values as of June 28, 2009; however, since June 2009, the Company’s pension plan assets have increased in value by approximately $14 million as equity values have increased. Looking forward, actual pension expense for fiscal year 2011 will be dependent on the value of pension plan assets at the end of June 2010. However, using the Company’s current pension plan asset value and assumptions regarding asset returns (8.5%) and interest rates (6.25%), the Company would expect pension expense for fiscal 2011 to decrease to approximately $6.0 million from $8.2 million in fiscal 2010.

Company Webcast

This morning, at 11:00 a.m. Eastern standard time, Magnetek management will host a conference call to discuss Magnetek’s fiscal 2010 second quarter results. The conference call will be carried live and a replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com for ninety days. A replay of the call also will be available through Friday, February 12, 2010 by phoning 706-645-9291 (Conference ID # 47528366).

Magnetek, Inc. (NYSE: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Canonsburg, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its third quarter and fiscal year 2010. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and renewable energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G. "GAAP" refers to generally accepted accounting principles in the United States. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The Company’s public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA. EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)
	December 27,	December 28,	December 27,	December 28,
Results of Operations:	2009	2008	2009	2008
Net sales	$19,232	$26,761	$37,066	$53,112
Cost of sales	13,354	17,359	25,566	34,265
Gross profit	5,878	9,402	11,500	18,847
Research and development	995	900	1,896	1,770
Pension expense	2,051	847	4,103	1,693
Selling, general and administrative	3,588	5,707	7,547	11,405
Income (loss) from operations	(756)	1,948	(2,046)	3,979
Interest income	(6)	(43)	(16)	(110)
Income (loss) from continuing operations before
provision for income taxes	(750)	1,991	(2,030)	4,089
Provision for income taxes	130	732	361	1,094
Income (loss) from continuing operations	(880)	1,259	(2,391)	2,995
Income (loss) from discontinued operations	(345)	680	(629)	(175)
Net income (loss)	$(1,225)	$1,939	$(3,020)	$2,820

Per common share - basic and diluted:
Income (loss) from continuing operations	$(0.03)	$0.04	$(0.08)	$0.10
Income (loss) from discontinued operations	$(0.01)	$0.02	$(0.02)	$(0.01)
Net income (loss) per common share	$(0.04)	$0.06	$(0.10)	$0.09

Weighted average shares outstanding:
Basic	31,009	30,671	30,985	30,654
Diluted	31,009	30,845	30,985	30,905

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	December 27,	December 28,	December 27,	December 28,
Other Data:	2009	2008	2009	2008
Depreciation expense	$257	$231	$515	$513
Amortization expense	13	-	26	-
Capital expenditures	419	73	693	396

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	December 27,
	2009	June 28,
	(Unaudited)	2009
Cash	16,483	18,097
Restricted cash	262	262
Accounts receivable	10,836	11,598
Inventories	11,086	12,617
Prepaid and other current assets	924	1,242
Total current assets	39,591	43,816

Property, plant & equipment, net	3,844	3,649
Goodwill	30,432	30,359
Other assets	5,808	6,256

Total assets	$79,675	$84,080

Accounts payable	$7,728	$5,716
Accrued liabilities	4,735	6,313
Current portion of long-term debt	6	11
Total current liabilities	12,469	12,040

Pension benefit obligations, net	70,988	76,849
Long-term debt, net of current portion	2	4
Other long-term obligations	1,562	1,615
Deferred income taxes	5,322	4,863

Common stock	310	309
Paid in capital in excess of par value	138,544	138,094
Accumulated deficit	(4,541)	(1,521)
Accumulated other comprehensive loss	(144,981)	(148,173)
Total stockholders' deficit	(10,668)	(11,291)

Total liabilities and stockholders' deficit	$79,675	$84,080

CONTACT:
Marty Schwenner
Vice President, Chief Financial Officer
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com